EXHIBIT 16.1

April 16, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 16, 2021, to be filed by our former client, GAN Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO LLP
BDO LLP

London, United Kingdom

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